Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2003 Financial Results

South San Francisco, Calif.  Feb. 3, 2004 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the fourth quarter and year ended December 31, 2003.

Rigel reported revenue from collaborations of $2.1 million in the fourth quarter of 2003, compared to $3.7 million in the fourth quarter of 2002. Total operating expenses were $14.0 million in the fourth quarter of 2003, compared to operating expenses of $11.7 million in the fourth quarter of 2002. The increase in expenses includes higher facility and personnel costs as well as expenses associated with the start of clinical testing for R803, a potential treatment for hepatitis C, and the continuing expenses associated with the testing of R112, a compound for allergic rhinitis. For the fourth quarter of 2003, Rigel reported a net loss of $11.9 million, or $0.80 per share, compared to a net loss of $8.1 million, or $1.59 per share, in the fourth quarter of 2002. Weighted average shares outstanding for the fourth quarters of 2003 and 2002 were 14.8 million and 5.1 million, respectively, giving effect to a one-for-nine reverse stock split that occurred on June 24, 2003.

For the year ended December 31, 2003, Rigel reported revenues from research collaborations of $11.1 million compared to $15.8 million in 2002. Total operating expenses were $51.9 million in 2003 compared to $52.8 million in 2002. For the year ended December 31, 2003, Rigel reported a net loss of $41.2 million, or $3.62 per share, compared to net loss of $37.0 million, or $7.41 per share, in 2002. Weighted average shares outstanding for the years ended 2003 and 2002 were 11.4 million and 5.0 million, respectively, giving effect to the one-for-nine reverse stock split that occurred on June 24, 2003.

As of December 31, 2003, Rigel had cash, cash equivalents and available-for-sale securities of $46.5 million.

“In 2003, Rigel made a significant transition to a clinical development company, with exciting drug candidates in two of our lead programs entering the clinic,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer. “Just last week we reported that R803, our promising oral candidate for the treatment of hepatitis C, completed its initial safety trial in healthy individuals.  We intend to aggressively pursue the clinical development of this drug candidate and are in the final planning stages to begin a Phase I/II trial in patients with HCV in the second quarter of 2004.  Further demonstrating our productivity, we also recently announced the selection of R406 as our lead therapeutic compound for the treatment of rheumatoid arthritis, a chronic inflammatory disease.  We plan to enter the clinic with R406 in the second half of 2004.”

Fourth Quarter 2003 Clinical and Business Milestones

In the fourth quarter of 2003, Rigel achieved several clinical development and business milestones, including:

•                  Initiation of clinical trials with R803 for the treatment of the hepatitis C virus (HCV). The goals of this trial were to establish the safety and pharmacokinetics of R803 and, as reported last week, the results of the trial provided support for these objectives.  We expect to enter into Phase I/II efficacy trials in the United States in the second quarter of 2004. In addition, Rigel entered into a nonexclusive licensing agreement with Chiron Corporation granting Rigel a license to discover, develop and commercialize small molecule therapeutics against certain HCV drug targets.

•                  Completion of multi-dose safety studies with R112, a product candidate to treat allergic rhinitis, setting the stage for the Phase II efficacy studies which are expected to be initiated within the next few months.

•                  Demonstration of a potential new class of drug candidates, syk kinase inhibitors, to treat inflammatory diseases such as rheumatoid arthritis (RA), at the American College of Rheumatology. Rigel continued to move closer to the selection of a lead candidate for the treatment of RA with which it seeks to enter the clinic later in 2004.

•                  Discovery of novel peptides with dose-dependent, anti-proliferative activity on tumor cells while showing no signs of cytotoxicity during initial screening, consistent with the peptide characteristics that the screen was designed to discover.

•                  Appointment of Robin Cooper, Ph.D., D.Sc., as Senior Vice President of Pharmaceutical Sciences, who will lead Rigel’s pharmaceutical sciences efforts and use his vast experience to help move drug candidates into clinical trials.

About Rigel (www.rigel.com)
Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. We have three initial clinical development programs: asthma/allergy, hepatitis C, and rheumatoid arthritis.  Rigel has begun clinical testing of its first two product candidates, R112 for allergic rhinitis, and R803 for hepatitis C, and plans to begin clinical trials of two additional drug candidates, for the treatment of rheumatoid arthritis and asthma, by the end of 2004.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of drug candidates and the timing thereof and the potential efficacy of drug candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks, detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002(1)
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$2,106	$3,700	$11,055	$15,788

Operating expenses:
Research and development	11,666	9,569	43,363	43,350
General and administrative	2,312	2,119	8,519	9,454
Total operating expenses	13,978	11,688	51,882	52,804
Loss from operations	(11,872)	(7,988)	(40,827)	(37,016)
Loss on sale of property and equipment	—	—
Interest income/(expense) net	10	(82)	(201)	(14)
Net loss	$(11,862)	$(8,070)	$(41,197)	$(37,030)
Net loss per common share, basic and diluted	$(0.80)	$(1.59)	$(3.62)	$(7.41)
Weighted average shares used in computing net loss per common share, basic and diluted	14,796	5,067	11,395	4,995

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31, 2003	December 31, 2002(1)
	(unaudited)
Cash, cash equivalents and available-for-sale securities	$46,500	$27,291
Total assets	55,524	44,342
Stockholder’s equity	39,973	25,441

(1) Derived from audited financial statements